Filed pursuant to Rule 433

Registration Nos.: 333-183569 and 333-183569-05

$850mm* Nissan Auto Receivables 2014-B Owner Trust

Jt-Leads: BofAML (struc), Mizuho, RBS                 Co’s: BMO, CA, HSBC, Scotia, SMBC, TD

CL	$SIZE(MM)	MDYS/FTCH	WAL	EXP	LGL	BENCH	SPRD	YLD	CPN	$PX
A-1	179.00	P1/F1+	0.33	7/15	12/15/15	YLD		0.230		100.00000
A-2	243.00	Aaa/AAA	1.03	6/16	6/15/17	EDSF	+23	0.606	.60	99.99463
A-3	343.00	Aaa/AAA	2.29	3/18	5/15/19	ISWP	+23	1.114	1.11	99.99678
A-4	85.00	Aaa/AAA	3.68	12/18	3/15/21	ISWP	+27	1.670	1.66	99.98494

BILL & DELIVER	: BofAML	BBG TICKER	: NAROT 14-B
REGISTRATION	: Public	EXPECTED RATINGS	: Moody’s/Fitch
EXPECTED SETTLE	: 12/10/14	FIRST PAY DATE	: 1/15/15
ERISA ELIGIBLE	: Yes	PXG SPEED	: 1.3% ABS
DENOMS	: $25k/$1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.